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                                                                    Exhibit 99.1

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Voxware Secures $2.0 Million Financing

Silicon Valley Bank Provides Credit Facility

PRINCETON, NJ -- December 31, 2003 - Voxware, Inc. (OTC: VOXW), a leading supplier of voice-based solutions for the logistics workforce, announced today that it has secured $2.0 million in additional financing through a loan from Silicon Valley Bank.

The term portion of the loan is payable in monthly installments over 36 months. The loan bears interest at the bank's prime rate, plus one-half of one percent. The credit facility is secured by the guaranty of the Company's two largest stockholders, Edison Venture Fund V, L.P. and Cross Atlantic Technology Fund II, L.P. In return for these guaranties, Voxware granted to such stockholders warrants to purchase an aggregate of 133,333,333 shares of the Company's Series D Convertible Preferred Stock at an exercise price of $0.015 per share. The loan will be used to pay off current liabilities, including federal and state taxes, and to invest in sales, marketing, and customer service programs important to scaling the company's operations.

"During 2003, we have seen a dramatic increase in marketplace adoption of our VoiceLogistics(R) solution, with new pilot program commitments from major enterprises," said said Dr. Bathsheba J. Malsheen, Voxware CEO. "We expect to announce several of these awards, which are based on successful implementations of VoiceLogistics, in the next few months. We believe that today's financing announcement gives Voxware additional strength as a provider of logistics solutions that improve distribution operations at leading companies in North America and Europe."


About Voxware

Voxware's corporate headquarters are in Princeton, New Jersey, with operating offices in Cambridge, Massachusetts and Brugge, Belgium. Additional information about Voxware can be obtained on the Internet at http://www.voxware.com.


For Additional Information:

Steve Gerrard
Voxware, Inc.
sgerrard@voxware.com
609-514-4100  x4110

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware's plans to differ or results to vary from those expected including the risks associated with Voxware's need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware's need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware's results of operations; competition from others; Voxware's evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware's need for additional capital; and a variety of risks set forth from time to time in Voxware's filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.


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Please visit our website at www.voxware.com for additional disclosures and further information